Exhibit 99.2

Call Participants: Dr. Keh-Shew Lu, Richard White, Mark King and Laura Mehrl

Operator

Good afternoon and welcome to Diodes Incorporated’s second quarter 2014 financial results conference call.  At this time, all participants are in a listen only mode.  At the conclusion of today’s conference call, instructions will be given for the question and answer session.  If anyone needs assistance at any time during the conference call, please press the star key followed by the zero on your touchtone phone.

As a reminder, this conference call is being recorded today, Thursday, August 7, 2014.  I would now like to turn the call over to Leanne Sievers of Shelton Group Investor Relations.  Leanne, please go ahead.

Leanne Sievers - Diodes Inc - EVP of Shelton Group

Good afternoon and welcome to Diodes’ second quarter 2014 financial results conference call.  I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions. Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.In addition, any projections as to the Company’s future performance represent management’s estimates as of today, August 7, 2014.  Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.

Additionally, the Company’s press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company’s press release are definitions and reconciliations of GAAP to non-GAAP items, which provide additional details.  Also, throughout the Company’s press release and management’s statements during this conference call, we refer to “net income attributable to common stockholders” as “GAAP net income.”

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes’ website at www.diodes.com.

And now I will turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Keh-Shew Lu - Diodes Inc - President and CEO

Thank you, Leanne. Welcome everyone, and thank you for joining us today.

Diodes had an exceptional second quarter in which results were at the upper end of our guidance range. Revenue grew over six percent sequentially and gross profit reached a quarterly record reflecting our continued improvement of product mix and increased capacity utilization. In fact, our achievement of 31.5 percent gross margin was the highest level since the second quarter of 2011.

During the quarter, North America and Europe were stronger than expected, which contributed to further gains in the industrial end market. These regions have a solid product mix distribution due to the end markets and customers we serve in these geographies.

Overall, Diodes continues to execute on our profitable growth strategy across our business. Our strong second quarter results demonstrate the leverage in our operating model, and we expect to generate increased profits and cash as revenue continues to grow.

With that, I will now turn the call over to Rick to discuss our second quarter financial results as well as third quarter guidance in more detail.

Rick White - Diodes Inc - CFO

Thanks, Dr. Lu, and good afternoon everyone.

Revenue for the second quarter of 2014 was $223.2 million, an increase of 6.3 percent from the $210.0 million in the first quarter of 2014, and an increase of 4.1 percent from the $214.4 million in the second quarter of 2013. Revenue increased due to sequential market share gains across the Company’s end markets, in particular for products sold in North America and Europe.

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Gross profit for the second quarter of 2014 was a record $70.3 million, or 31.5 percent of revenue, compared to the first quarter of 2014 of $61.6 million, or 29.3 percent of revenue, and second quarter of 2013 of $61.3 million, or 28.6 percent of revenue. The increase in gross profit margin was primarily due to continued improvement of product mix and increased capacity utilization.

GAAP operating expenses for the second quarter were $47.2 million, or 21.1 percent of revenue, compared to $47.2 million, or 22.5 percent of revenue, in the first quarter of 2014 and $51.1 million, or 23.8 percent of revenue in the second quarter of 2013.  Non-GAAP operating expenses, excluding non-cash acquisition related intangible asset amortization costs and the gain on the sale of assets, were $46.1 million, or 20.6 percent of revenue, in the second quarter of 2014.

Looking specifically at Selling, General and Administrative expenses, SG&A was approximately $33.3 million for the second quarter, or 14.9 percent of revenue, compared to $32.3 million, or 15.4 percent of revenue, in the first quarter and $35.1 million, or 16.4 percent of revenue, in the second quarter of 2013.

Investment in Research and Development for the second quarter was approximately $12.8 million, or 5.7 percent of revenue, compared to $12.9 million, or 6.1  percent of revenue last quarter and $12.1 million, or 5.7 percent of revenue, in the second quarter of 2013.

SG&A plus R&D combined equaled 20.6 percent of revenue which was down 90 basis points sequentially and 140 basis points from 22.0 percent in the second quarter of 2013.

Total Other Income amounted to $360,000 for the second quarter. We had approximately $1.8 million of gain on securities, approximately $440,000 of interest income and approximately $1.2 million of interest expense as well as a $760,000 currency loss.

Income Before Taxes and Noncontrolling Interest in the second quarter of 2014 amounted to $23.5 million, compared to the income of $13.0 million in the first quarter of 2014, and $10.5 million in the second quarter of 2013.

Turning to income taxes, our effective income tax rate for the second quarter was approximately 24 percent, which was at the high end of our guidance of between 19 and 25 percent due to the higher profits from U.S. and Europe.

GAAP net income for the second quarter of 2014 was $17.4 million, or $0.36 (cents) per diluted share, compared to first quarter of 2014 GAAP net income of $10.2 million, or $0.21 (cents) per diluted share, and second quarter of 2013 GAAP net income of $8.6 million, or $0.18 (cents) per diluted share. The share count used to compute GAAP diluted EPS for the second quarter of 2014 was 48.4 million shares.

Second quarter non-GAAP adjusted net income was $18.2 million, or $0.38 (cents) per diluted share, which excluded, net of tax, $1.6 million of non-cash acquisition related intangible asset amortization costs and a $1.0 million gain on the sale of assets.  This compares to non-GAAP adjusted net income of $12.4 million, or $0.26 (cents) per diluted share, in the first quarter of 2014 and $15.5 million, or $0.33 (cents) per diluted share, in the second quarter of 2013.

We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details.  Included in the second quarter of 2014 GAAP and non-GAAP adjusted net income was approximately $2.2 million, net of tax, non-cash share-based compensation expense. Excluding share based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 (cents) per diluted share in the second quarter.

Cash flow generated from operations for the second quarter of 2014 was $33.9 million.

Free cash flow for the second quarter of 2014 was $22.1 million, which included $11.9 million of capital expenditures, and

Net cash flow for the second quarter was a positive $23.8 million, which includes the pay-down of approximately $2.7 million of our long-term debt.

Turning to the balance sheet, at the end of the second quarter, we had approximately $235 million in cash and cash equivalents and $18 million in short-term cash investments. Working capital was approximately $520 million.

At the end of the second quarter, inventory increased by $6 million to approximately $183 million, compared to approximately $177 million at the end of the first quarter of 2014.  Inventory in the quarter reflects a $4 million increase in finished goods, a $3 million increase in work-in-process which were partially offset by a $1 million decrease in raw materials.  Inventory days were 107 in the second quarter, compared to 108 days last quarter.

At the end of the second quarter, Accounts receivable was approximately $188 million, up about $12 million from first quarter.  A/R days were 74, compared to 79 last quarter.

Our long term debt totaled approximately $163 million down $2.7 million from the first quarter.

Second quarter Capital expenditures were $13.3 million, or 6.0 percent of revenue, which was within of our reduced CapEx spending target range of 5 to 9 percent of revenue.

Depreciation and amortization expense for the second quarter was $19.2 million.

Now, turning to our outlook:  For the third quarter of 2014, we expect revenue to increase to a range of $228 million and $238 million, or up 2.1 percent to 6.6 percent sequentially. We expect gross margin to be 31.8 percent, plus or minus 2 percent. Operating expenses are expected to be approximately 21.0 percent of revenue, plus or minus 1 percent. We expect our income tax rate to be 22 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the third quarter are anticipated to be approximately 48.8 million.

With that said, I will now turn the call over to Mark King.

Mark King - Diodes Inc - SVP, Sales and Marketing

Thank you, Rick, and good afternoon.

As Dr. Lu mentioned, our six percent sequential revenue growth was driven by continued sales expansion in North America and Europe as well as OEM sales globally. OEM sales were up 11 percent while distributor POS increased 2 percent. Distributor POP was up 5 percent and inventory increased 5.6 percent as distributors built inventory in preparation for third quarter ramps. Global channel inventory is healthy and in line and remains under 3 months.

In terms of our end markets, consumer represented 33 percent of revenue, communications 22, industrial 21 percent, computing 20 and automotive was 4 percent. Our strongest market in the quarter was industrial primarily due to strength in North America and Europe, as well as communications as a result of continued gains in smartphones and smartphone chargers. We also had a strong quarter in automotive and better than expected results in computing.

Turning to Global Sales, Asia represented 79 percent of revenue, Europe 11 percent and North America 10 percent.

Design wins were solid across all regions, markets and product lines, and we continue to have a strong pipeline of new products. It was a record quarter for our analog line driven by AC-to-DC, CMOS LDO, LED lighting and load switches, and we also had a strong quarter in discrete for our bipolar transistors and MOSFET products.

During the quarter, we released 88 new discrete products across 20 product lines. Product launches during the quarter were aimed at applications such as power management, where Diodes’ devices help to improve energy and power efficiency in chargers, adapters and power supplies for smartphones, tablets, LED TVs and set-top boxes. In particular, several products were launched aimed at meeting the needs of wireless charging and quick-charge devices. Diodes also continued to build upon its position in the automotive market with product launches, design wins and sales momentum for MOSFETs, rectifiers and TVS products.

Starting with the power supply and charging space, Diodes successfully demonstrated at Computex in early June its first Active Rectification controller for USB Power Delivery in AC adapter solutions. The USB PD standard is important for portable device manufacturers as it features faster charging speed in a small, space-saving form factor. Diodes collaborated with Renesas on this exciting development to provide a total solution. Diodes secondary side controller is able to provide exceptional power efficiency both under light load and heavy load charging conditions. In addition to power supply, wireless charging is an important emerging trend. Diodes new Lateral D-MOS technology is well-suited for this space with its ultra-low gate charge and lower on-resistance than competing solutions.  Also in the second quarter, Diodes launched two ultra-high density LD-MOS devices in the tiny chip scale packages offering exceptional power efficiency to portable device manufacturers. Lastly, Diodes launched six additional devices from its recently introduced proprietary and ultra-high efficiency TrenchSBR rectifier technology aimed at quick–charging applications.

Next, looking at the Automotive market Diodes continues to execute on our strategy of expanding our presence and footprint in the automotive space. In Q2, we secured a design-in for a tail-light system with a major manufacturer for the 2015 model year. This win was for our miniature-packaged, triple isolated, high-voltage switching diode product. We also introduced a family of automotive-qualified rectifier devices in the PowerDi package series for applications in lighting and reverse battery protection.

Turning to analog, we had a very strong quarter with 95 new analog product releases across 11 product lines during the quarter.  In support of the consumer products market, we released a new 5Amp DC-to-DC converter with an adaptive constant on-time control that is targeted at the TV and monitor markets. We also introduced a low voltage DC-to-DC converter for portable products, such as GPS receivers, that maximizes battery life.  Also in the consumer products space, we expanded our audio product line with the release of a filterless Class-D audio amplifier for portable wireless speakers.  In addition, we increased our packaging options for our single and dual gate logic products, offering the industry's widest range of packages for logic devices in portable applications where board space is at a premium.

Key design wins in the consumer space included Hall sensor and audio amplifier adoption for the rapidly emerging wearables space, including a win on a very high profile consumer device.  We also saw major wins for our audio products in TVs, monitors and IP camera applications.  Other large-scale consumer product wins included LDOs, load switches and logic into TVs, DVRs and set-top boxes.  Key wins in portable applications included an AC-to-DC converter for mobile charging of a portable projector as well as a WiFi dongle for streaming video.

In the communications market, we released a family of low noise, low dropout regulators that are specifically designed for high-density, noise-sensitive smartphone applications.  Design win activity remained strong in the cell phone charger market with seven major wins for AC-to-DC converters and voltage reference designs.  We also saw the adoption of our filterless Class-D audio amplifiers into a key cell phone platform targeting the China market.

Turning to the industrial space, we released a high performance motor driver that combines PWM and temperature controls as well as a motor pre-driver targeting fans and blowers. We also introduced a family of industrial op-amps and comparators that offer very low power consumption and operate across a wide voltage range.  These devices are well-suited for process automation and motion control systems. Key industrial design wins during the quarter included the adoption of our Hall Sensors into several e-meter platforms, as well as a motor control win in the white goods space.

In the LED lighting, we have been seeing strong customer interest for our new triac dimmable LED drivers, which use Pulse Frequency Modulation technology to regulate output current and achieve deep dimming as low as one percent.  We also released two new constant current LED drivers targeted at automotive lighting applications.  Significant new lighting design wins during the quarter included more than 10 LED bulb replacement sockets, including both dimmable PAR and MR16 lamps.

In summary, Diodes has once again had a strong quarter in terms of product introductions as well as design win momentum across portable, consumer, computing, automotive and industrial applications.  We remain focused on expanding our product offerings and customer content across our end markets to ensure continued growth in the coming quarters.

With that, I’ll open the floor to questions - Operator?